Exhibit 3.1

BY-LAWS
of
CHEMED CORPORATION
(a Delaware Corporation)

(As amended through April 16, 2009)

BY-LAWS
of
CHEMED CORPORATION
(a Delaware Corporation)

ARTICLE I
Meeting of Stockholders

Section 1.01.  Place.  Meetings of stockholders shall be held at such places, within or without the State of Delaware, as shall be specified in the respective notices or waivers of notice thereof.

Section 1.02.  Annual Meetings.  An annual meeting of stockholders for the election of directors and the transaction of such other business as may come before it shall be held at 11:00 o’ clock in the forenoon, or at such other hour as may be stated in the notice thereof, on (i) the third Monday of May in each year unless such day is a holiday, in which case it shall be held on the next day following that is not a holiday or (ii) on such other date in such year as the Board of Directors shall determine.

Section 1.03.  Special Meetings.  Special meetings of stockholders, for any purpose or purposes, may be called at any time by the Chairman of the Board, the Chief Executive Officer, the President or the Secretary, and shall be called by the Chairman of the Board, the Chief Executive Officer, the President or the Secretary upon the written request of a majority of the Board of Directors or of the holders of record of shares having a majority of the voting power of the stock of the corporation then entitled to vote for the election of directors, such written request to state the purpose or purposes of the meeting and to be delivered to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary.

Section 1.04.  Notice and Waiver of Notice.  Unless otherwise provided by law, notice of each annual meeting or special meeting of stockholders, stating the time, place and purpose or purposes thereof, shall be given to each stockholder entitled to vote at such meeting, not less than ten nor more than sixty days before the day on which the meeting is to be held, by mailing to such stockholder, postage prepaid, a notice thereof addressed to him at his last known post office address appearing on the records of the corporation.  Notice of any meeting of stockholders need not be given to any person who may become a stockholder of record after the record date for such meeting fixed pursuant to Section 7.03, nor to any person who shall attend the meeting in person or by proxy nor to any stockholder who shall sign a waiver of such notice in writing either before, after or at the time of such meeting.  Except as otherwise provided by law, notice of any adjourned meeting of stockholders need not be given.

Section 1.05.  List of Stockholders.  The Secretary, or other officer of the corporation who has charge of the stock ledger of the corporation, shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at such meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder.  Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten days prior to such meeting, (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the corporation, and such list shall be produced and kept at the time and place of such meeting during the whole time thereof, and may be inspected by any stockholder who is present.

Section 1.06.  Quorum.  At all meetings of stockholders, the holders of record, present in person or by proxy, of shares having a majority of the voting power of the stock of the corporation entitled to vote thereat, shall be necessary and sufficient to constitute a quorum for the transaction of business.  In the absence of a quorum, the holders of record of shares having a majority of the voting power of the stock of the corporation represented in person or by proxy at the time and place of the meeting, or of any adjournment thereof, may adjourn the meeting from time to time, without notice other than announcement at the time and place of such meeting or adjournment, until a quorum shall be present.  At any adjourned session of any such meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally noticed.

Section 1.07.  Voting.  When a quorum is present at any meeting of stockholders, the vote of the holders of shares having a majority of the voting power of the stock of the corporation represented and entitled to vote at such meeting shall decide any question brought before such meeting, unless the question is one upon which, by express provision of law or of the Certificate of Incorporation or these By-Laws, a different vote is required, in which case such express provision shall govern and control the decision of such question.

Each stockholder shall at every meeting of stockholders be entitled to one vote for each share of the capital stock of the corporation registered in such stockholder’s name on the books of the corporation at the record date fixed as provided in Section 7.03.  A stockholder may vote either in person or by proxy, but no proxy shall be voted or acted upon after one year from its date.

Section 1.08.  Consent in Lieu of Meeting.  Any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if consents in writing, setting forth the action so taken, shall be signed by the holders of record of shares having not less than the minimum voting power that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present and voted.

ARTICLE II
Directors

Section 2.01.  Number.  The number of directors which shall constitute the whole Board of Directors shall be no fewer than three nor more than forty.  The first Board of Directors shall consist of three directors.  Thereafter, within the minimum and maximum above specified, the number of directors which shall constitute the whole Board of Directors shall be determined by resolution of the Board of Directors or, in the absence thereof, shall be the number of directors elected at the preceding annual meeting of stockholders.

Section 2.02.  Election; Qualification.  Directors shall be elected at each annual meeting of stockholders, and may also be elected as provided in Section 2.04 of this Article.  Directors shall be chosen by a plurality of the votes cast.  Directors need not be stockholders of the corporation.

Section 2.03.  Term of Office.  Each director shall serve until his successor is elected and qualified, or until his death, resignation, disqualification or removal.

Section 2.04.  Resignations; Removals; Filling of Vacancies.  Any director may resign at any time by giving notice of such resignation to the Board of Directors, the Chairman of the Board, the Chief Executive Officer, the President or the Secretary. Unless otherwise specified in such notice, such resignation shall be effective upon receipt of such notice by the Board of Directors or such officer.  Any director may be removed at any time, either for or without cause, by vote of the holders of shares having a majority of the voting power of the stock of the corporation entitled to vote for the election of directors.

Vacancies in the Board of Directors, whether caused by resignation, removal, death or any other reason, and newly created directorships resulting from any increase in the authorized number of directors, may be filled either by majority vote of the directors then remaining in office (whether or not sufficient in number to constitute a quorum), or by a sole remaining director, or by a plurality of the votes cast at the meeting of stockholders held for that purpose.  In the event that one or more directors shall resign from the Board, effective at a future date, a majority of the directors then in office, including those who have so resigned effective at a future date, shall have power to fill the vacancy or vacancies which will result when such resignation or resignations become effective, the vote thereon to take effect when such resignation or resignations become effective.

Section 2.05.  Powers.  The business and affairs of the  corporation shall be managed by the Board of Directors, which may exercise all such powers of the corporation and do all such lawful acts and things as are not by law or by the Certificate of Incorporation or by these By-Laws directed or required to be exercised or done by the stockholders.

Section 2.06.  Chairman of the Board.  The Board of Directors may elect from its members a Chairman of the Board who shall serve until the next annual election of directors, or until his death, resignation, disqualification or removal.  The Chairman of the Board shall preside at all stockholder and Board meetings and perform such duties and have such powers as from time to time may be assigned to him by the Board of Directors.  The Chairman may resign at any time by giving notice of such resignation to the Board of Directors.  Unless otherwise specified in such notice, such resignation shall be effective upon receipt of such notice by the Board of Directors.  The Chairman of the Board may be removed from such position at any time, either for or without cause, by the affirmative vote of a majority of the whole Board of Directors.  In the event that the position of Chairman of the Board becomes vacant for any reason, the Chief Executive Officer shall assume the position of Chairman of the Board until such time as a new Chairman of the Board is elected by a majority of the whole Board of Directors.

ARTICLE III
Meetings of the Board of Directors

Section 3.01.  Place.  Meetings of directors, both regular and special, may be held either within or without the State of Delaware.

Section 3.02.  Annual and Regular Meetings.  The annual meeting of the Board of Directors for the election of officers, and for the transaction of such business as may be deemed desirable by the directors present, shall be held in each year immediately following the annual meeting of stockholders, at the place of such meeting, or at such time and place as the retiring Board of Directors may have designated.  If the annual meeting of the Board of Directors is so held, no notice thereof need be given.  If the annual meeting of the Board of Directors shall not be so held in any year, such meeting shall be held as soon after the annual meeting of stockholders as practicable, upon notice as required for special meetings of the Board of Directors under Section 3.03.  The Board of Directors from time to time may provide for the holding of regular meetings and fix the times and places of such meetings, and no notice need be given of regular meetings held at the times and places so fixed.

Section 3.03.  Special Meetings and Notice Thereof; Waiver of Notice.  Special meetings of the Board of Directors may be called at any time by the Chairman of the Board, the Chief Executive Officer, the President or the Secretary, and shall be called by the Chairman of the Board, the Chief Executive Officer, the President or the Secretary upon the written request of any two directors, such written request to state the purpose or purposes of the meeting and to be delivered to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary.  Notice of each special meeting of the Board of Directors shall be mailed to each director, postage prepaid, addressed to him at his residence or his usual place of business, at least two days before the day on which the meeting is to be held, or shall be sent to him at such place by telegram, radio or cable or shall be telephoned or delivered to him personally not later than the day before the meeting is to be held.  Notice of any special meeting need not be given to any director who shall attend such meeting in person or who shall waive notice thereof in writing or by telegram, radio or cable, either before, after or at the time of such meeting.  Except as  otherwise provided by law, notice of any adjourned meeting of the Board of Directors need not be given.

Section 3.04.  Quorum.  At each meeting of the Board of Directors (subject to the provision of Section 2.04 regarding the filling of vacancies), the presence of a majority of the total number of directors constituting the whole Board of Directors shall constitute a quorum for the transaction of business.  Except as otherwise provided in these By-Laws, the vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors.  In the absence of a quorum, a majority of the directors present at the time and place of any meeting or of any adjournment thereof (or if only one director be present, then that one) may adjourn the meeting from time to time, without notice other than announcement at the time and place of such meeting or adjournment, until a quorum shall be present.  At any adjourned session of any such meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally noticed.

Section 3.05.  Consent in lieu of Meeting.  Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all members of the Board of Directors consent thereto in writing and the writing or writings are filed with the minutes of proceedings of the Board of Directors.

Section 3.06.  Participation by Telephone.  Directors may participate in any meeting of the Board of Directors by means of conference telephone or similar communications equipment by means of which all persons participating in such meeting can hear each other, and such participation shall constitute such directors' presence at such meeting.

ARTICLE IV
Executive Committee and Other Committees

Section 4.01.  Creation of Committee.  The Board of Directors may, by action of a majority of the whole Board of Directors, designate an Executive Committee and/or one or more other committees, each consisting of one or more directors.

Section 4.02.  Powers of Committee.  Subject to any limitations imposed by law or by resolution adopted by a majority of the whole Board of Directors, the Executive Committee shall have and may exercise, when the Board of Directors is not in session, all power and authority of the Board of Directors in the management of the business and affairs of the corporation, except any power or authority in reference to (a) amending the Certificate of Incorporation, (b) approving an agreement of merger or consolidation, (c) recommending to the stockholders the sale, lease or exchange of all or substantially all of the corporation's property and assets, (d) approving the dissolution of the corporation or the revocation of a dissolution,  (e) altering, amending or repealing these By-Laws, (f) declaring a dividend or authorizing any other distribution to the stockholders, (g) authorizing the issuance of capital stock of the corporation, or any rights, options or warrants to acquire the same, except pursuant to a plan previously approved by the Board of Directors, (h) designating any committee of the Board of Directors or appointing or removing a member of any committee designated by the Board of Directors, (i) filling vacancies on the Board of Directors, or (j) electing or removing the Chairman of the Board or an officer of the corporation.  Each other committee shall have and may exercise, when the Board of Directors is not in session, such powers, not exceeding those which may be granted to the Executive Committee, as the Board of Directors shall confer.

Section 4.03.  Meeting and Proceedings.  Except as otherwise provided in these By-Laws or by resolutions of the Board of Directors, each committee shall adopt its own rules governing the conduct of its proceedings.  All action by any committee shall be reported to the Board of Directors at the next meeting thereof and shall be subject to revision and alteration by the Board of Directors, provided that no such revision or alteration shall affect the rights of third parties.  At each meeting of any committee, the presence of a majority of the total number of members constituting the committee shall constitute a quorum for the transaction of business.  The vote of a majority of the members of the committee present at any meeting at which a quorum is present shall be the action of the committee.

Section 4.04.  Term of Office; Resignations; Removals; Filling of Vacancies.  The term of office of a member of a committee shall be as provided in the resolution of the Board of Directors designating the committee or designating him as a member but shall not exceed his term of office as a director.  If prior to the end of his term of office as a member of a committee a member should cease to be a director, he shall cease to be a member of the committee.  Any member of any committee may resign at any time by giving notice of such resignation to the Board of Directors, the Chairman of the Board, the Chief Executive Officer, the President or the Secretary.  Unless otherwise specified in such notice, such resignation shall be effective upon receipt of such notice by the Board of Directors or such officer.  Any member of any committee may be removed at any time from such committee, either for or without cause by action of a majority of the whole Board of Directors.  Vacancies in any committee may be filled by the Board of Directors by action of a majority of the whole Board of Directors.

ARTICLE V
Officers

Section 5.01.  Election; Number; Qualifications; Term.  The officers of the corporation shall be elected by a majority of the whole Board of Directors, and shall include a Chief Executive Officer, a President, one or more Executive Vice Presidents, one or more Senior Vice Presidents, one or more Vice Presidents, a Secretary, one or more Assistant Secretaries, a Treasurer, one or more Assistant Treasurers and such other officers as may be elected in the discretion of the Board of Directors.  Any two or more offices may be held by the same person.  Officers need not be directors or stockholders of the corporation.  Each officer shall hold office until his successor is elected and qualified, or until his death, resignation, disqualification or removal.

Section 5.02.  Power and Duties in General.  In addition to the powers and duties prescribed by these By-Laws, the officers and assistant officers shall have such powers and duties as are usually incident to their respective offices, subject to the control of the Board of Directors.

Section 5.03.  The Chief Executive Officer.  The Chief Executive Officer of the corporation shall, subject to the control of the Board of Directors, have general charge of the business and affairs of the corporation and general supervision of its officers and agents and shall, in the absence of the Chairman of the Board, preside at all meetings of stockholders and of the Board of Directors at which he shall be present.  He shall prepare and present reports to the Board concerning the state of the corporation's business and affairs.  The Board may designate one of the other officers of the corporation to perform the duties of the Chief Executive Officer in his absence.

Section 5.04.  The President.  The President shall, during any absence of the Chief Executive Officer, carry out all of the duties of the Chief Executive Officer.  He shall also perform such other duties as may be assigned to him by the Chief Executive Officer.

Section 5.05.  The Vice Presidents.  An Executive Vice President, a Senior Vice President or Vice President shall perform such duties as from time to time may be assigned to him by the Chief Executive Officer, the President or by the Board of Directors or by any committee thereunto authorized.

Section 5.06.  The Secretary.  The Secretary shall cause the minutes of all proceedings of the stockholders and the Board of Directors to be recorded in the minute book of the corporation, shall cause all notices to be duly given in accordance with the provisions of these By-Laws and as required by law, and shall have charge and custody of the records and the seal of the corporation.

Section 5.07.  The Treasurer.  The Treasurer shall have charge and custody of the corporate funds and securities, shall keep full and accurate accounts of receipts and disbursements, shall deposit all monies and other valuable effects in the name and to the credit of the corporation in such depositories as may be designated in accordance with these By-Laws, and shall render a report and account of the transactions of the corporation and of the financial condition of the corporation whenever so required by the Board of Directors or the Chief Executive Officer.

Section 5.08.  Resignations; Removals; Filling of Vacancies.  Any officer may resign at any time by giving notice of such resignation to the Board of Directors, the Chief Executive Officer, the President or the Secretary.  Unless otherwise specified in such notice, such resignation shall be effective upon receipt of such notice by the Board of Directors or such officer.  Any officer may be removed at any time, either for or without cause, by action of a majority of the whole Board of Directors.

Section 5.09.  Bonding.  None of the officers, assistant officers and other employees, agents or representatives of the corporation shall be required to give bond unless the Board of Directors shall in its discretion require any such bond or bonds.  Any bond so required shall be payable to the corporation in such amount and with such conditions and security as the Board of Directors may require.

ARTICLE VI
Instruments, Deposits, Checks, Proxies

Section 6.01.  Execution of Instruments.  The Chief Executive Officer, the President or any Vice President may enter into any contract or execute and deliver any instrument (including, but not limited to, any check, bill of exchange, order for the payment of money, promissory note, acceptance, evidence of indebtedness or proxy to vote with respect to shares of stock of another corporation owned by or standing in the name of the corporation) in the name and on behalf of the corporation, subject to the control of the Board of Directors.  The Board of Directors may authorize any officer, employee or agent to enter into any contract or execute and deliver any such instrument in the name and on behalf of the corporation, and such authorization may be general or confined to specific instances.  To the extent authorized by the Board of Directors, the signature of any such person may be a facsimile.

Section 6.02.  Deposits.  Monies and other valuable effects of the corporation may be deposited from time to time to the credit of the corporation with such depositories as may be selected by the Board of Directors or by any committee, officer or agent of the corporation to whom power of selection may be delegated from time to time by the Board of Directors.

ARTICLE VII
Stock Certificates; Registered Holders

Section 7.01.  Issuance; Signatures.  Every holder of stock of the corporation shall be entitled to have a certificate signed by, or in the name of the corporation by the Chief Executive Officer, the President or a Vice President, and by either the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary, of the corporation certifying the number of shares owned by him in the corporation.  If such certificate is countersigned by a transfer agent other than the corporation or one of its employees, or a registrar other than the corporation or its employees, any other signature on the certificate may be a facsimile.  Stock certificates shall be in such form as shall be approved by the Board of Directors.

Section 7.02.  Continuing Validity of Signatures.  In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon any such certificate shall cease to be such officer, transfer agent or registrar, whether because of death, resignation or otherwise, before such certificate is issued, such certificate may nevertheless be issued by the corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

Section 7.03.  Record Date.  In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to consent to corporate action in writing without a meeting, or to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the board of directors may fix a record date, and only such stockholders as shall be stockholders of record on the date so fixed shall be entitled to such notice of, or to be present or to vote at, such meeting or any adjournment thereof, or to express such consent, or to receive such payment, distribution or allotment, or to exercise such rights, as the case may be, notwithstanding any transfer of any stock on the books of the corporation after any such record date fixed as aforesaid.  Any record date set to determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors and shall not be more than sixty nor less than ten days before the date of such meeting.

Section 7.04.  Registered Stockholders.  The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to have the rights of a stockholder with respect thereto, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by law.

Section 7.05.  Lost Certificates.  When any certificate of stock is alleged to have been lost, destroyed or wrongfully taken, the corporation shall issue a new certificate if the owner (a) so requests before the corporation has notice that the certificate has been acquired by a bona fide purchaser, (b) files with the corporation a sufficient indemnity bond and (c) satisfies any other reasonable requirements imposed by the corporation.  The Board of Directors may waive the requirement of any such indemnity bond.

ARTICLE VIII
Miscellaneous

Section 8.01.  Offices.  The principal office of the corporation in the State of Delaware shall be at No. 100 West Tenth Street, Wilmington, Delaware.  The corporation may also have offices at other places within or without the State of Delaware.

Section 8.02.  Fiscal Year.  The fiscal year of the corporation shall begin on the 1st day of January in each year, and shall end on the 31st day of December in such year.

Section 8.03.  Seal.  The corporate seal shall have inscribed thereon the name of the corporation, the year of its organization and the words "Corporate Seal, Delaware".  The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced.

Section 8.04.  Compensation of Directors.  The Board of Directors shall have authority to fix the compensation of directors (including the Chairman of the Board).  The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and/or a stated salary as director.  No such payment shall preclude any director or committee member from serving the corporation in any other capacity and receiving compensation therefore.  Members of committees may be allowed like compensation for attending committee meetings.

Section 8.05.  Compensation of Officers and Employees.  The compensation of officers and, to the extent the Board of Directors shall deem advisable, the compensation of all other employees, agents and representatives of the corporation shall be fixed by the Board of Directors in accordance with procedures adopted by it.  Compensation may be contingent and/or measured in whole or in part by the profits of the corporation and its subsidiaries or a segment thereof.  Bonuses, other extra or incentive compensation, deferred compensation and retirement benefits may be paid.  Such amounts may be payable in cash, stock of the corporation or other property.  The Board of Directors may delegate the authority contained in this section to such directors, officers, employees or agents of the corporation as the Board of Directors deems advisable.

Section 8.06.  Amendment of By-Laws.  The By-Laws may be altered, amended or repealed from time to time, and new By-Laws may be made and adopted, by action of a majority of the whole Board of Directors or by the stockholders.

ARTICLE IX
Indemnification

Section 9.01.  Right to Indemnification.  The corporation shall to the fullest extent permitted by applicable law as then in effect indemnify each person (the "Indemnitee") who was or is involved in any manner (including, without limitation, as a party or a witness) or is threatened to be made so involved in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action, suit or proceeding by, or in the right of, the corporation to procure a judgment in its favor)(a "Proceeding") by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such Proceeding.  Such indemnification shall be a contract right and shall include the right to receive payment in advance of any expenses incurred by the Indemnitee in connection with such Proceeding, consistent with the provisions of applicable law as then in effect.

Section 9.02. Insurance, Contracts and Funding.  The corporation may purchase and maintain insurance to protect itself and any Indemnitee against any expenses, judgments, fines and amounts paid in settlement as specified in Section 9.01 of this Article or incurred by any Indemnitee in connection with any Proceeding referred to in Section 9.01 of this Article, to the fullest extent permitted by applicable law as then in effect.  The corporation may enter into contracts with any director or officer of the corporation in furtherance of the provisions of this Article and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Article.

Section 9.03.  Indemnification; Not Exclusive Right.  The right of indemnification provided in this Article shall not be exclusive of any other rights to which those seeking indemnification may otherwise be entitled, and the provisions of this Article shall inure to the benefit of the heirs and legal representatives of any person entitled to indemnification under this Article and shall be applicable to Proceedings commenced or continuing after the adoption of this Article, whether arising from acts or omissions occurring before or after such adoption.

Section 9.04.  Advancement of Expenses; Procedures; Presumptions and Effect of Certain Proceedings; Remedies.  In furtherance, but not in limitation of the foregoing provisions, the following procedures, presumptions and remedies shall apply with respect to advancement of expenses and the right to indemnification under this Article:

(a) Advancement of Expenses.  All reasonable expenses incurred by or on behalf of the Indemnitee in connection with any Proceeding shall be advanced to the Indemnitee by the corporation within 20 days after the receipt by the corporation of a statement or statements from the Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding.  Such statement or statements shall reasonably evidence the expenses incurred by the Indemnitee and, if required by law at the time of such advance, shall include or be accompanied by an undertaking by or on behalf of the Indemnitee to repay the amounts advanced if it should ultimately be determined that the Indemnitee is not entitled to be indemnified against such expenses pursuant to this Article.

(b) Procedure for Determination of Entitlement to Indemnification.  (i) To obtain indemnification under this Article, an Indemnitee shall submit to the Secretary of the corporation a written request, including such documentation and information as is reasonably available to the Indemnitee and reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification (the "Supporting Documentation").  The determination of the Indemnitee's entitlement to indemnification shall be made not later than 60 days after receipt by the corporation of the written request for indemnification together with the Supporting Documentation.  The Secretary of the corporation shall, promptly upon receipt of such a request for indemnification, advise the Board of Directors in writing that the Indemnitee has requested indemnification.

(ii) The Indemnitee's entitlement to indemnification under this Article shall be determined in one of the following ways: (a) by a majority vote of the Disinterested Directors (as hereinafter defined), if they constitute a quorum of the Board of Directors; (b) by a written opinion of Independent Counsel (as hereinafter defined) if (x) a Change of Control (as hereinafter defined) shall have occurred and the Indemnitee so requests or (y) a quorum of the Board of Directors consisting of Disinterested Directors is not obtainable or, even if obtainable, a majority of such Disinterested Directors so directs; (c) by the stockholders of the corporation (but only if a majority of the Disinterested Directors, if they constitute a quorum of the Board of Directors, presents the issue of entitlement to indemnification to the stockholders for their determination); or (d) as provided in Section 9.04(c).

(iii) In the event the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 9.04(b)(ii), a majority of the Disinterested Directors shall select the Independent Counsel, but only an Independent Counsel to which the Indemnitee does not reasonably object; provided, however, that if a Change of Control shall have occurred, the Indemnitee shall select such Independent Counsel, but only an Independent Counsel to which the Board of Directors does not reasonably object.

(c) Presumptions and Effect of Certain Proceedings.  Except as otherwise expressly provided in this Article, the Indemnitee shall be presumed to be entitled to indemnification under this Article upon submission of a request for indemnification together with the Supporting Documentation in accordance with Section 9.04(b)(i), and thereafter the corporation shall have the burden of proof to overcome that presumption in reaching a contrary determination.  In any event, if the person or persons empowered under Section 9.04(b) to determine entitlement to indemnification shall not have been appointed or shall not have made a determination within 60 days after receipt by the corporation of the request therefore together with the Supporting Documentation, the Indemnitee shall be deemed to be entitled to indemnification and the Indemnitee shall be entitled to such indemnification unless (a) the Indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification or in the Supporting Documentation or (b) such indemnification is prohibited by law.  The termination of any Proceeding described in Section 9.01, or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, adversely affect the right of the Indemnitee to indemnification or create a presumption that the Indemnitee did not act in good faith and in a manner which he reasonably believed to be in or not apposed to the best interests of the corporation or, with respect to any criminal Proceeding, that the Indemnitee had reasonable cause to believe that his conduct was unlawful.

(d) Remedies of Indemnitee.  (i) In the event that a determination is made pursuant to Section 9.04(b) that the Indemnitee is not entitled to indemnification under this Article, (a) the Indemnitee shall be entitled to seek an adjudication of his entitlement to such indemnification either, at the Indemnitee's sole option, in (x) an appropriate court of the State of Delaware or any other court of competent jurisdiction or (y) an arbitration to be conducted by a single arbitrator pursuant to the rules of the American Arbitration Association; (b) any such judicial proceeding or arbitration shall be de novo and the Indemnitee shall not be prejudiced by reason of such adverse determination; and (c) in any such judicial proceeding or arbitration the corporation shall have the burden of proving that the Indemnitee is not entitled to indemnification under this Article.

(ii) If a determination shall have been made or deemed to have been made, pursuant to Section 9.04(b) or (c), that the Indemnitee is entitled to indemnification, the corporation shall be obligated to pay the amounts constituting such indemnification within five days after such determination has been made or deemed to have been made and shall be conclusively bound by such determination unless (a) the Indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification or in the Supporting Documentation or (b) such indemnification is prohibited by law.  In the event that (c) advancement of expenses is not timely made pursuant to Section 9.04(a) or (d) payment of indemnification is not made within five days after a determination of entitlement to indemnification has been made or deemed to have been made pursuant to Section 9.04(b) or (c), the Indemnitee shall be entitled to seek judicial enforcement of the corporation's obligation to pay to the Indemnitee such advancement of expenses or indemnification.  Notwithstanding the foregoing, the corporation may bring an action, in an appropriate court in the State of Delaware or any other court of competent jurisdiction, contesting the right of the Indemnitee to receive indemnification hereunder due to the occurrence of an event described in subclause (a) or (b) of this clause (ii) (a "Disqualifying Event"); provided, however, that in any such action the corporation shall have the burden of proving the occurrence of such Disqualifying Event.

(iii)  The corporation shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 9.04(d) that the procedures and presumptions of this Article are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the corporation is bound by all the provisions of this Article.

(iv)  In the event that the Indemnitee, pursuant to this Section 9.04(d), seeks a judicial adjudication of or an award in arbitration to enforce his rights under, or to recover damages for breach of, this Article, the Indemnitee shall be entitled to recover from the corporation, and shall be indemnified by the corporation against, any expenses actually and reasonably incurred by him if the Indemnitee prevails in such judicial adjudication or arbitration.  If it shall be determined in such judicial adjudication or arbitration that the Indemnitee is entitled to receive part but not all of the indemnification or advancement of expenses sought, the expenses incurred by the Indemnitee in connection with such judicial adjudication or arbitration shall be prorated accordingly.

(e)  Definitions.  For the purposes of this Section 9.04: (i) "Change in Control" means a change in control of the corporation of a nature that would be required to be reported in response to Item 6(e) of Section 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 (the "Act"), whether or not the corporation is then subject to such reporting requirement; provided that, without limitation, such a change in control shall be deemed to have occurred if (a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the corporation representing 5 percent or more of the combined voting power of the corporation's then outstanding securities without the prior approval of at least two-thirds of the members of the Board of Directors in office immediately prior to such acquisition; (b) the corporation is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors thereafter; or (c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (including for this purpose any new director whose election or nomination for election by the corporation's stockholders was approved by a vote of at least a majority of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Directors.

(ii) "Disinterested Director" means a director of the corporation who is not or was not a party to the Proceeding in respect of which indemnification is sought by the Indemnitee.

(iii) "Independent Counsel" means a law firm or a member of a law firm that neither presently is, nor in the past five years has been, retained to represent: (i) the corporation or the Indemnitee in any matter material to either such party or (ii) any other party to the Proceeding giving rise to a claim for indemnification under this Article.  Notwithstanding the foregoing, the term "Independent Counsel" shall not include any person who, under the applicable standards of professional conduct then prevailing under the law of the State of Delaware, would have a conflict of interest in representing either the corporation or the Indemnitee in an action to determine the Indemnitee's rights under this Article.

Section 9.05.  Severability.  If any provision or provisions of this Article shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article (including, without limitation, all portions of any paragraph of this Article containing any such provisions held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article (including, without limitation, all portions of any paragraph of this Article containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

Section 9.06.  Amendment.  No provision of this Article shall be amended retroactively.  In no case shall any amendment of this Article occur without thirty days' advance written notice to all Indemnitees.